Exhibit 99.1

News Release

Wabtec Reports 1Q EPS of 63 Cents;

Updates 2010 Guidance To Between $2.40-$2.50

WILMERDING, PA, April 27, 2010 – Wabtec Corporation (NYSE: WAB) today reported its 2010 first quarter results, including the following:

•	First quarter sales were $364 million, slightly lower than the year-ago quarter but the company’s highest quarterly figure since then.

•	Income from operations was $51 million, or 14.1 percent of sales, compared to 14.7 percent in the year-ago quarter.

•	Earnings per diluted share were 63 cents, compared to 68 cents in the year-ago quarter.

•	At March 31, 2010, the company had cash of $179 million and debt of $419 million.

•	Late in the quarter, Wabtec acquired Xorail LLC, a leading provider of signal engineering and design services, for $40 million.

Based on its first quarter results and outlook for the rest of the year, Wabtec updated its 2010 guidance for earnings per diluted share to between $2.40-$2.50, with revenues now expected to be slightly up for the year. Previously, the company’s guidance was for earnings per diluted share to be between $2.35-$2.50, with revenues flat to slightly up.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We’re off to a good start for the year, with transit remaining stable at a high level and its backlog providing solid visibility. In the freight rail market, traffic volumes have continued to improve this year, and we are beginning to see a positive effect on our aftermarket businesses, although the original equipment markets remain weaker than last year. We are cautiously optimistic that the overall economic environment will continue to improve; as it does, we will maintain our cost discipline and cash focus through ongoing application of the Wabtec Performance System, and we will continue to invest prudently in our growth opportunities.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2010	First Quarter 2009	For the Year 2010	For the Year 2009
Net sales	$363,927	$377,960	$363,927	$377,960
Cost of sales	(255,538)	(270,785)	(255,538)	(270,785)

Gross profit	108,389	107,175	108,389	107,175
Gross profit as a % of Net Sales	29.8%	28.4%	29.8%	28.4%

Selling, general and administrative expenses	(44,631)	(38,553)	(44,631)	(38,553)
Engineering expenses	(10,695)	(10,559)	(10,695)	(10,559)
Amortization expense	(1,887)	(2,315)	(1,887)	(2,315)

Total operating expenses	(57,213)	(51,427)	(57,213)	(51,427)
Operating expenses as a % of Net Sales	15.7%	13.6%	15.7%	13.6%

Income from operations	51,176	55,748	51,176	55,748
Income from operations as a % of Net Sales	14.1%	14.7%	14.1%	14.7%

Interest (expense) income, net	(3,912)	(4,936)	(3,912)	(4,936)
Other (expense) income, net	(721)	389	(721)	389

Income from operations before income taxes	46,543	51,201	46,543	51,201

Income tax expense	(16,179)	(18,535)	(16,179)	(18,535)

Effective tax rate	34.8%	36.2%	34.8%	36.2%
Income from continuing operations	30,364	32,666	30,364	32,666
Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	—

Net income attributable to Wabtec shareholders	$30,364	$32,666	$30,364	$32,666

Earnings Per Common Share
Basic
Income from continuing operations	$0.64	$0.68	$0.64	$0.68
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.64	$0.68	$0.64	$0.68

Diluted
Income from continuing operations	$0.63	$0.68	$0.63	$0.68
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.63	$0.68	$0.63	$0.68

Weighted average shares outstanding
Basic	47,461	47,645	47,461	47,645

Diluted	47,895	48,131	47,895	48,131

Sales by Segment
Freight Group	$165,144	$179,947	$165,144	$179,947
Transit Group	198,783	198,013	198,783	198,013

Total	$363,927	$377,960	$363,927	$377,960